Exhibit 10.1
Starbucks Coffee Company
PO. Box 34110
Seattle, WA 98124-1110
206/318-1575
Howard Schultz
chairman
November 6, 2008
Troy Alstead
[address]
Dear Troy:
Thank you for your contributions to the Company’s success and congratulations on your promotion to executive vice president, chief financial officer and chief administrative officer, effective on or about November 25, 2008.
Here are the specifics of your offer:
You will continue to be paid bi-weekly at a base salary that annualizes to $450,000.
Executive Management Bonus Plan
You will be eligible to participate in the Executive Management Bonus Plan (EMBP) for fiscal year 2009. Your bonus target will be 50% of your eligible base salary. Payout will be based on achievement of Company, business unit/department, and individual objectives.
For more information about the bonus plans, or a copy of the plan document, please talk to your Partner Resources generalist. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.
Stock Option Grant
You will be granted stock options to purchase additional shares of Starbucks common stock with an economic value of $210,000 USD under the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan, subject to formal approval by the Compensation and Management Development Committee of the Board of Directors. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of the grant. The grant date of your options will be after you assume your new role and otherwise effective in accordance with the Company’s equity grant timing policy. The options will be non-qualified and will vest in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment.
As a senior executive the Company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment

Troy Alstead
November 6, 2008

in Starbucks stock within five years. The minimum investment for executive vice presidents is $750,000. A copy of the guidelines will be provided to you.
Management Deferred Compensation Plan
You will continue to be eligible to participate in the Management Deferred Compensation Plan (MDCP) because you are on our U.S. payroll and meet the eligibility criteria. The MDCP provides eligible partners with the opportunity to save on a tax-deferred basis. If you have questions about the MDCP, please contact the Starbucks Savings Team at savings@starbucks.com. You may obtain more information about the MDCP on the Savings link at http://LifeAt.sbux.com.
Executive Life Insurance
As an executive, you and your family have a greater exposure to financial loss resulting from your death. You will continue to receive partner life coverage equal to three times your annualized base pay, paid for by Starbucks. You may purchase up to an additional two times your annualized base pay (for a total of five times pay) to a maximum life insurance benefit of $2,000,000.
Executive Physical Exam
You will continue to be eligible to participate in Starbucks executive physical program. If you have questions about this physical, please contact Kelley Hardin at (206) 318-7756.
Benefits
To understand how your new role may affect your benefits, please contact the Starbucks Partner Contact Center at 1-866-504-7368 or your Partner Resources generalist. Please note that although it is Starbucks intent to continue these plans, they may be amended or terminated at any time without notice.
Insider Trading
As an executive, with access to sensitive business and financial information about the Company, you will continue to be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures.
Coffee Hedging
As an officer of the Company, a member of the Coffee Management Group, or a partner involved in coffee procurement and trading on behalf of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please contact your Partner Resources generalist.

Troy Alstead
November 6, 2008

As a condition of your new role, you are asked to sign a Confidentiality, Non-Solicitation and Non-Compete Agreement (“Non-Compete Agreement”). Enclosed are two copies. Please review and sign both copies of the Non-Compete Agreement and this letter, and return one copy of each document to Chet Kuchinad.
In your position, you will remain employed ‘at will,’ meaning that either you or your employer can end the employment relationship at any time, for any reason not prohibited by law.
On behalf of the entire team, I wish you the best in your new role and look forward to your continued success. If you have any questions, please call me at 206-318-4010.
Warm regards,
/s/ Howard Schultz
Howard Schultz
chairman, president and chief executive officer

cc:	partner file
Stock Administration (S-HR3)
Chet Kuchinad

Enc.	Non-Compete Agreement
I accept employment with Starbucks Corporation, and its wholly owned subsidiaries, according to the terms set forth above.

/s/ Troy Alstead Troy Alstead	11/6/08 Date